Portions of this exhibit were omitted and filed separately with the Secretary of the
Securities and Exchange Commission pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the
Securities Exchange Act of 1934. Such portions are marked by [***].

MANUFACTURING AGREEMENT

by and between

Vishay S.A., a
French company,

as Manufacturer

and

Vishay Precision Foil VPG GmbH,
a German company,

as Buyer

Dated as of July 6, 2010

          This MANUFACTURING AGREEMENT (this “Agreement”) is made as of July 6, 2010 by and between Vishay S.A., a French company (“Manufacturer”), and Vishay Precision Foil VPG GmbH, a German company (“Buyer”). Manufacturer and Buyer each may be referred to herein as a “Party” and collectively, as the “Parties”.

          WHEREAS, subject to the terms, conditions, commitments and undertakings herein provided, Manufacturer is willing to manufacture those products as set forth on Exhibit A hereto (as the same may be modified from time to time pursuant to the provisions hereof, the “Products”) on a contract basis on behalf of Buyer in such quantities as Buyer shall request , as provided in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

          For purposes of this Agreement, the following terms shall have the meanings specified in this Article I:

          “Affiliate” means, as applied to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with that Person as of the date on which or at any time during the period for when such determination is being made. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority, or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

          “Buyer” has the meaning set forth in the preamble of this Agreement.

          “Confidential Information” means all proprietary, design or operational information, data or material including, without limitation: (a) specifications, ideas and concepts for goods and services; (b) manufacturing specifications and procedures; (c) design drawings and models; (d) materials and material specifications; (e) quality assurance policies, procedures and specifications; (f) customer, client, manufacturer and supplier information; (g) computer software and derivatives thereof relating to design development or manufacture of goods; (h) training materials and information; (i) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (j) all other know-how, methodology, procedures, techniques and Trade Secrets; (k) proprietary earnings reports and forecasts; (l) proprietary macro-economic reports and forecasts; (m) proprietary marketing, advertising and business plans, objectives and strategies; (n) proprietary general market evaluations and surveys; (o) proprietary financing and credit-related information; (p) other copyrightable or patented works; (q) the terms of this Agreement;

and (r) all similar and related information in whatever form; in each case, of one party which has been disclosed by Manufacturer or members of its Group on the one hand, or Buyer or members of its Group, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Group.

          “DDU” has the meaning and usage assigned to such words in the Incoterms rules published by the International Chamber of Commerce.

          “Ex Works” has the meaning and usage assigned to such words in the Incoterms rules published by the International Chamber of Commerce.

          “Firm Order” means Buyer’s non-cancelable purchase order for Products to be purchased by Buyer from Manufacturer pursuant to this Agreement for delivery.

          “Forecast” means, with respect to any relevant period, a good faith non-binding forecast, based on information available to Buyer at the time of such forecast (which information, if reduced to writing, shall be made available to Manufacturer upon reasonable request), of the Firm Order for each Product that Buyer expects to deliver to Manufacturer for each calendar month during such period.

          “Governmental Authority” means any U.S. or non-U.S. federal, state, local, foreign or international court, arbitration or mediation tribunal, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

          “Group” means, with respect to any Person, each Subsidiary of such Person and each other Person that is controlled directly or indirectly by such Person.

          “Intellectual Property” means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents; invention disclosures; mask works; all domestic and foreign copyrights, whether or not registered, together with all copyright applications and registrations therefor; all domain names, together with any registrations therefor and any goodwill relating thereto; all domestic and foreign trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all goodwill relating thereto; all Trade Secrets, commercial and technical information, know-how, proprietary or Confidential Information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; all inventions (whether or not patented); all utility models; all registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

          “Last-Time Buy Order” has the meaning set forth in Section 4.6.

          “Liability” means, with respect to any Person, any and all losses, claims, charges, debts, demands, Actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, obligations under contracts, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under any Applicable Law, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions) or order of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, in each case, whether or not recorded or reflected or otherwise disclosed or required to be recorded or reflected or otherwise disclosed, on the books and records or financial statements of any Person, including any Liability for taxes.

          “Manufacturer” has the meaning set forth in the preamble of this Agreement.

          “Manufacturer’s Other Manufacturing Obligations” means the manufacturing obligations and commitments of Manufacturer to Persons other than Buyer, including Manufacturer’s Affiliates.

          “Person” (whether or not initially capitalized) means any corporation, limited liability company, partnership, firm, joint venture, entity, natural person, trust, estate, unincorporated organization, association, enterprise, government or political subdivision thereof, or Governmental Authority.

          “Product” has the meaning set forth in the preamble of this Agreement.

          “Product Warranty” has the meaning set forth in Section 6.1(a).

          “Raw Materials Cost” means the direct cost of material used in a finished Product, including the normal quantity of material wasted in the production process, purchasing costs, inbound freight charges and any applicable subcontractor charges.

          “Subsidiary” of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

          “Specifications” means, with respect to any Product, the design, composition, dimensions, other physical characteristics, chemical characteristics, packaging, unit count and trade dress of such Product.

          “Term” has the meaning set forth in Section 7.1.

          “Trade Secrets” means information, including a formula, program, device, method, technique, process or other Confidential Information that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable, under the circumstances, to maintain its secrecy.

          “Wholly-Owned Subsidiary” of a Person means a Subsidiary of that Person substantially all of whose voting securities and outstanding equity interest are owned either directly or indirectly by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

          The terms “herein”, “hereof”, “hereunder” and like terms, unless otherwise specified, shall be deemed to refer to this Agreement in its entirety and shall not be limited to any particular section or provision hereof. The term “including” as used herein shall be deemed to mean “including, but not limited to.” The term “days” shall refer to calendar days unless specified otherwise. References herein to “Articles”, “Sections” and “Exhibits” shall be deemed to mean Articles, Sections of and Exhibits to this Agreement unless otherwise specified.

ARTICLE II
PURCHASE AND SALE OF PRODUCTS

     SECTION 2.1. Agreement to Purchase and Sell Products.

          (a) During the Term, Manufacturer hereby agrees to manufacture and supply on behalf of Buyer, and Buyer hereby agrees to purchase and accept from Manufacturer, such amounts of Products, as from time to time shall be ordered by Buyer.

          (b) All Products to be sold to Buyer pursuant to this Agreement shall be manufactured by Manufacturer or an Affiliate of Manufacturer.

     SECTION 2.2. Raw Materials. Manufacturer shall be responsible for the procurement of raw materials and container and packaging materials, in each case consistent with the Manufacturer’s customary practices and necessary to manufacture and package the Products, except that Buyer acknowledges that Vishay Advanced Technologies, Ltd. (“VAT”), or an Affiliate of Buyer, shall supply foil resistor chips on the terms described in the Supply Agreement between the Manufacturer, as buyer, and VAT, as supplier, as may be amended or supplemented from time to time (the “Supply Agreement”).

     SECTION 2.3. Product Specifications.

          (a) Manufacturer shall manufacture all Products according to the Specifications in effect as of the date of this Agreement, with such changes or additions to the Specifications of the Products related thereto as shall be requested by Buyer in accordance with this Section or as otherwise agreed in writing by the Parties, so long as and only to the extent that if such requested change or addition requires a change or addition in the Specifications applicable to the foil resistor chips to be supplied by VAT under the Supply Agreement, VAT can supply the foil resistor chips with such change or addition or Buyer is able to identify an appropriate alternative source of foil resistor chips in the event that VAT is unable to provide such chips. All other Products shall be manufactured with such Specifications as the Parties shall agree in writing.

          (b) Buyer may request changed or additional Specifications for any Product by delivering written notice thereof to Manufacturer not less than one hundred twenty (120) days in advance of the first Firm Order for such Product to be supplied with such changed or additional Specifications. Notwithstanding the foregoing, if additional advance time would reasonably be required in order to implement the manufacturing processes for production of a Product with any changed or additional Specifications, and to commence manufacture and delivery thereof, Manufacturer shall so notify Buyer, and Manufacturer shall not be required to commence delivery of such Product until the passage of such additional time.

          (c) Manufacturer shall be required to accommodate any change of, or additions to, the Specifications for any Product, if and only if (i) in Manufacturer’s good faith judgment, such changed or additional Specifications would not require Manufacturer to violate good manufacturing practice, (ii) the representation and warranty of Buyer deemed made pursuant to Subsection (e) below is true and correct, (iii) Buyer agrees to reimburse Manufacturer for the incremental costs and expenses incurred by Manufacturer in accommodating the changed or additional Specifications, including the costs of acquiring any new machinery and tooling, and (iv) to the extent applicable, a corresponding change of, or addition to, the Specifications applicable to the materials supplied to the Manufacturer under the Supply Agreement has been made. For the avoidance of doubt, such costs and expenses shall be payable by Buyer separately from the cost of Products at such time or times as Manufacturer shall request.

          (d) Manufacturer shall notify Buyer in writing within thirty (30) days of its receipt of any request for changed or additional Specifications (i) whether Manufacturer will honor such changed or additional Specifications, (ii) if Manufacturer declines to honor such changed or additional Specifications, the basis therefor and (iii) if applicable, the estimated costs and expenses that Buyer will be required to reimburse Manufacturer in respect of the requested changes or additions, as provided in Subsection (c) above. Buyer shall notify Manufacturer in writing within fifteen (15) days after receiving notice of any required reimbursement whether Buyer agrees to assume such reimbursement obligation.

          (e) By its request for any changed or additional Specifications for any Product, Buyer shall be deemed to represent and warrant to Manufacturer that the manufacture and sale of the Product incorporating Buyer’s changed or additional Specifications, as a result of such incorporation, will not and could not reasonably be expected to (i) violate or conflict with any contract, agreement, arrangement or understanding to which Buyer and/or any of its Affiliates is a party, including this Agreement and any other contract, agreement, arrangement or understanding with Manufacturer and/or its Affiliates, (ii) infringe on any trademark, service mark, copyright, patent, trade secret or other intellectual property rights of any Person, or (iii) violate any Applicable Law. Buyer shall indemnify and hold Manufacturer and its Affiliates harmless (including with respect to reasonable attorneys’ fees and disbursements) from any breach of this representation and warranty.

     SECTION 2.4. Manufacturer’s Supply Obligations. Manufacturer shall be obligated to manufacture and sell Products to Buyer, in accordance with Buyer’s Firm Orders, to the extent of Manufacturer’s then existing manufacturing capacity, taking into account Manufacturer’s Other Manufacturing Obligations; provided, however, the Manufacturer shall give equal priority to the orders of Buyer, on the one hand, and Manufacturer’s Other Manufacturing Obligations, on the other.

     SECTION 2.5. Product Changes. Manufacturer shall communicate any change in the Specifications for any Product or its manufacture in accordance with Manufacturer’s product change notification process. Buyer shall be deemed to have accepted such change unless, within thirty (30) days after receipt of notice from Manufacturer, Buyer informs Manufacturer that such change is not acceptable. If Buyer informs Manufacturer that such change is not acceptable, Manufacturer may by notice to Buyer either (x) continue to supply the Product in accordance with the original Specifications and manufacturing procedures or (y) terminate this Agreement with respect to such Product on a date specified by Manufacturer in a notice of termination, which date shall not be earlier than the earlier of one (1) year from the date of Buyer’s information that it does not accept the change proposed by Manufacturer, subject to the right of the Buyer to submit a Last-Time Buy Order in accordance with Section 4.5.

     SECTION 2.6. Product Discontinuation.

          (a) Discontinuation of Products. At any time, Manufacturer may notify Buyer that Manufacturer is discontinuing the manufacture and sale of a Product. Such discontinuation shall take effect on a date specified by Manufacturer in a notice of discontinuation, which date shall not be earlier than one (1) year from the date of the notice of discontinuation; subject to the right of the Buyer to submit a Last-Time Buy Order in accordance with Section 4.5.

          (b) Discontinuation of Foil Chips Under Supply Agreement. To the extent that a discontinuation by VAT under Section 2.5 of the Supply Agreement causes Manufacturer to be unable to satisfy its obligations under this Agreement, Manufacturer shall be released from any claims of breach of this Agreement or the Supply Agreement; provided, that Manufacturer will give Buyer a reasonable opportunity to find alternative sources of foil resistor chips.

     SECTION 2.7. Consultation and Support. At either Party’s reasonable request, the Parties shall meet and discuss the nature, quality and level of supply services contemplated by this Agreement. In addition, Manufacturer will make available on a commercially reasonable basis and at commercially reasonable times qualified personnel to provide knowledgeable support service with respect to the Products. The Parties shall negotiate in good faith with respect to any fees and other charges incurred by Manufacturer in providing other than routine product support.

ARTICLE III
FORECASTS

     SECTION 3.1. Forecasts. As and where warranted, Buyer shall provide to Manufacturer a Forecast of the Firm Orders Buyer expects in good faith to deliver to Manufacturer for such period of time specified in such Forecast. Manufacturer shall use such Forecasts for capacity and raw material planning purposes only and such Forecasts shall not constitute a commitment of any type by Buyer to purchase the Products.

ARTICLE IV
ORDERS AND PAYMENT

     SECTION 4.1. Purchase Orders.

          (a) Buyer may place a Firm Order for the Products with Manufacturer at any time and from time to time.

          (b) Each Firm Order shall specify (i) number of units of the Product to be purchased and (ii) the requested delivery date, provided that Buyer shall request a delivery date with a lead delivery time that is customary for the particular Product, unless otherwise agreed upon by the Parties. Manufacturer agrees to provide Buyer prompt notice if it knows it cannot meet a requested delivery date.

          (c) If Buyer requires a Product on an emergency basis and so informs Manufacturer, and Manufacturer has the Product available in its uncommitted inventory, Manufacturer agrees to use reasonable commercial efforts to fill the emergency order as promptly as practicable. Buyer agrees to pay reasonable incremental expenses related to any emergency order.

     SECTION 4.2. Shipment.

          (a) Products intended for customers within Europe will be shipped DDU destination Manufacturer’s customers. Products intended for customers outside of Europe will be shipped Ex Works Manufacturer’s factory.

          (b) Manufacturer shall package all Products so as to protect them from loss or damage during shipment, in conformity with good commercial practice, the Specifications and Applicable Law. Buyer shall be responsible, at its own cost and expense, for the shipment (including, among other fees, costs and expenses, transit and casualty insurance and third party fees) of all processed materials by Buyer. Manufacturer shall cooperate with Buyer in assembling and coordinating shipments, as reasonably requested by Buyer.

          (c) For the avoidance of doubt, title to and risk of loss or damage will pass to Buyer upon Buyer’s pick up for transfer of the Products ordered.

     SECTION 4.3. Prices. Pricing for the Products shall be as set forth on Exhibit A, as such Exhibit may be modified from time to time by agreement of the Parties, which shall at all times equal the prices charged by Buyer to its customers for its Products, less a 5% discount. If Buyer proposes to change the prices for Products charged to its customers for any calendar year, the parties will discuss the consequences of such change for the pricing of the Products under this Agreement, including the annual adjustment, and shall agree in good faith to make such change as shall preserve the intended economic benefits of this Agreement to each of the Parties.

     SECTION 4.4. Payment Terms.

          (a) Unless otherwise agreed to by the Parties in writing, Buyer shall make payment separately for each Firm Order. Buyer shall pay the net amount of all invoice amounts within sixty (60) days of the date of Manufacturer’s invoice unless the terms of Manufacturer’s invoice permits later payment or allows for prepayment with a discount. Invoices shall not be sent earlier than the date on which the Products related thereto are delivered to Buyer.

          (b) The Parties hereby agree that Manufacturer shall be entitled to realize a Gross Profit (as defined below) with respect to the Products invoiced during each calendar year equal to 25% of the aggregate Operational Cost of such Products during such calendar year (the “25% Markup”). If the actual aggregate Gross Profit for the Products invoiced during any calendar year is less than 25% of the aggregate Operational Cost for such Products, Buyer will pay to Manufacturer an amount equal to the difference between (x) the aggregate Operational Cost for such Products multiplied by 25% and (y) the actual aggregate Gross Profit realized on such Products. If the actual aggregate Gross Profit for the Products invoiced during each calendar year is greater than 25% of the aggregate Operational Cost for such Products, Manufacturer will pay to Buyer an amount equal to the difference between (x) the actual aggregate Gross Profit realized on such Products and (y) the aggregate Operational Cost for such Products multiplied by 25%.

          (c) Within thirty (30) calendar days of the end of each calendar year, Manufacturer shall furnish Buyer with a calculation, on an aggregate basis, of the Gross Profit and Operating Cost for the Products invoiced during such calendar year, together with back-up for such calculation in reasonable detail, and a statement of the amount due to, or payable by, Manufacturer in accordance with the provisions of subsection (a) above (the “Gross Profit Statement”). Thereafter, Manufacturer will provide Buyer and its accountants with access to the records and employees of Buyer, to the extent reasonably related to Buyer’s evaluation of the Gross Profit Statement, the calculation of the Gross Profit or the resolution of any dispute with respect thereto. Within fifteen (15) calendar days after Buyer’s receipt of the Gross Profit Statement, Buyer shall notify Manufacturer in writing as to whether Buyer agrees or disagrees with the Gross Profit Statement, which notice, in the case of a disagreement, shall set forth in reasonable detail the particulars of such disagreement. In the event that Buyer does not provide a notice of disagreement within such fifteen (15) calendar day period, then Buyer shall be deemed to have accepted the calculations and the amounts set forth in the Gross Profit Statement delivered by Manufacturer, which shall be final, binding and conclusive for all purposes hereunder. If any notice of disagreement is timely provided in accordance with this Section 4.4(c), Buyer and Manufacturer shall each use commercially reasonable efforts for a period of fifteen (15) calendar days thereafter (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations in the Gross Profit Statement. If, at the end of such period, Buyer and Manufacturer are unable to resolve any disagreements as to items in the Gross Profit Statement, then the Parties shall engage KPMG LLP (the “Auditor”) to resolve any remaining disagreements. The Auditor shall be charged with determining as promptly as practicable, but in any event within thirty (30) calendar days after the date on which such dispute is referred to the Auditor, whether the actual Gross Profit as set forth in the Gross Profit Statement was prepared in accordance with this Agreement whether and to what extent the actual Gross Profit requires adjustment. The fees and expenses of the Auditor shall be shared by

Buyer and Manufacturer in inverse proportion to the relative amounts of the disputed amounts determined in favor Buyer and Manufacturer, respectively. The determination of the Auditor shall be final, binding and conclusive for all purposes hereunder. The date on which the actual Gross Profit is finally determined in accordance with this Section 4.4(c) is referred to as the “Determination Date.”

          (d) Non-recurring Costs shall be charged by Manufacturer to Buyer as incurred, and shall be paid by Buyer to Manufacturer within sixty (60) days of receipt of the invoice therefore. Manufacturer shall provide such back-up and detail with respect to any invoice for Non-recurring Costs as Manufacturer reasonably requests.

          (e) As used in this section—

               i. “Gross Profit” means net sales minus Operational Costs.

               ii. “Operational Costs” means the sum of direct labor costs, raw material costs and other variable costs, indirect expenses (including without limitation indirect supervisory costs and allocated use of utilities, space and similar items), and fixed costs (including without limitation costs of periodic requalification with the European Space Agency or any other Governmental Authority and depreciation costs of new tools and equipment), but excluding Non-recurring Costs. For the avoidance of doubt, costs and expenses of shipping, insurance and other costs and expenses incurred in connection with the shipment of the Products, shall constitute Operational Costs (as defined below) subject to the 25% Markup.

               iii. “Non-recurring Costs” means costs incurred in connection with the manufacture of Products on a one-time or one-off basis and shall include, without limitation, costs of Product requalification with the European Space Agency (other than periodic requalification costs as set forth in Section 4.5), costs of complying with any change in specifications by the European Space Agency, and costs of non-routine equipment maintenance (for example, other than routine maintenance, including preventative maintenance, and calibration).

     SECTION 4.5. Last-Time Buy Order.

          (a) Buyer shall have a right to place a written last-time Firm Order for a Product (a “Last-Time Buy Order”) if Manufacturer delivers to Buyer notice of its intention to terminate this Agreement pursuant to Section 7.2. The right of the Buyer to submit a Last-Time Buy Order shall entitle Buyer to purchase the Products at the price in effect for the products as of the time of Buyer’s exercise of such right.

          (b) A Last-Time Buy Order shall specify (i) number of units of the Product to be purchased and (ii) the requested delivery date or dates for such units. If Manufacturer informs Buyer that it cannot honor the requested delivery dates because of capacity restraints or otherwise, the Parties shall negotiate in good faith with respect to delivery dates mutually acceptable to Manufacturer and Buyer.

          (c) The Parties hereby agree to use commercially reasonable efforts to coordinate forecasting and ordering during the period between the date the Last-Time Buy Order is delivered to Manufacturer and the final delivery date to allow for regular supply of Products during such period.

ARTICLE V
CONFIDENTIALITY

     SECTION 5.1. Manufacturer and Buyer shall hold and shall cause each of their respective affiliates, directors, officers, employees, agents, consultants, advisors and other representatives to hold, in strict confidence and not to disclose or release without the prior written consent of the other party, any and all proprietary or confidential information, material or data of the other party that comes into its possession in connection with the performance by the parties of their rights and obligations under this Agreement. The provisions of Section 4.5 of the Master Separation and Distribution Agreement between Vishay Intertechnology, Inc. and Vishay Precision Group, Inc. (the “Master Separation Agreement”) shall govern, mutatis mutandis, the confidentiality obligations of the parties under this Section.

ARTICLE VI
QUALITY CONTROL; PRODUCT WARRANTY; LIMITATION OF LIABILITY

     SECTION 6.1. Quality Control. Manufacturer shall establish and maintain such quality control and testing systems for the manufacture of Products for sale by Buyer to the European Space Agency (“ESA”) as shall be required by that customer, consistent with past practice. Manufacturer shall also designate a technically competent employee who shall be responsible for the Manufacturer’s quality control and testing systems and who shall be available to ESA and the other customers of Buyer for Products to respond to technical inquiries concerning the Products, inquiries and claims concerning the compliance or non-compliance of Products with specifications and customer standards and inquiries and claims concerning quality control and testing issues, including product failure, with respect to the Products. Manufacturer shall notify Buyer as promptly as practicable, to the extent reasonable in the circumstances, of inquiries and claims received from customers of the Buyer as aforesaid.

     SECTION 6.2. Product Warranty; Merchantability Warranty.

          (a) Manufacturer warrants to Buyer that the Products shall, at the time of delivery to Buyer in accordance with Section 4.2: (i) conform to the Specifications therefor, as provided in Section 2.2; (ii) be free from material defects; and (iii) be manufactured in accordance with good manufacturing practice and Applicable Law (such warranty being referred to as the “Product Warranty”), in each case, except to the extent any such material defect or failure arises from an act or omission of VAT in manufacturing for, or supplying foil resistor chips to, Buyer.

          (b) EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NO WARRANTIES, OTHER THAN THE PRODUCT WARRANTY, ARE EXPRESSED OR IMPLIED IN RESPECT OF THE PRODUCTS, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     SECTION 6.3. Defective or Non-Conforming Products; Recalls.

          (a) Claims by Buyer relating to the quantity of or damage to any Product or the failure of any Product to conform to its Specifications must be made within one (1) year of receipt of such Product and must be in writing, specifying in reasonable detail the nature and basis of the claim and citing relevant control or lot numbers or other information to enable identification of the Product in question. Manufacturer’s liability to Buyer for damages for any such claim shall be limited to a refund for the price of the defective Product plus shipping costs or, at Buyer’s option, prompt replacement thereof with a Product that complies with the Product Warranty. Such refund and shipping costs or a replacement shall constitute Manufacturer’s sole and exclusive liability for such claims. For the avoidance of doubt, nothing shall limit the obligations of Manufacturer to Buyer in respect of third party claims against Buyer arising from the failure of any Product to conform to its Specifications.

          (b) Any notifications to either Party pursuant to Section 6.3(a) shall be subject to the confidentiality provisions of Article V above.

          (c) In the event of a recall of a Product resulting from a breach of this Agreement by Manufacturer of this Agreement or the gross negligence of Manufacturer, Manufacturer shall be responsible for all costs associated with such recall. Except as otherwise provided in the immediately preceding sentence, Buyer shall be responsible for all costs associated with the recall of a Product.

     SECTION 6.4. Indemnification.

          (a) Subject to Section 6.5, Manufacturer shall indemnify and hold Buyer harmless from and against any Liability, including reasonable attorney’s fees and disbursements, arising out of any third party claim for death, injury or damage to property resulting from (i) Manufacturer’s breach of this Agreement; or (ii) any claim that a Product purchased from Manufacturer infringes any intellectual property right of a third party, except to the extent such claim relates to intellectual property transferred to Vishay Precision Group, Inc. or any of its subsidiaries prior to the Distribution Date (as such term is defined in the Master Separation Agreement).

          (b) Buyer shall indemnify and hold harmless Manufacturer from and against any Liability, including reasonable attorneys’ fees and disbursements, arising out of any third party claim for death, injury or damage to property resulting from use of any of the Products based upon Buyer’s breach of this Agreement.

          (c) Any Party seeking indemnification pursuant to this Section 6.4 shall promptly notify the other Party of the claim as to which indemnification is sought, shall afford the other Party, at the other Party’s sole expense, the opportunity to defend or settle the claim (in which case the indemnifying Party shall not be responsible for the attorneys’ fees of the indemnified Party with respect such claim) and shall cooperate to the extent reasonably requested by the other Party in the investigation and defense of such claim; provided, however, that any settlement of any such claim that would adversely affect the rights of the indemnified Party shall require the written approval of such indemnified Party; and provided further that an indemnified Party shall not settle any such claim without the written approval of the indemnifying Party.

          (d) The foregoing indemnification obligations shall survive any termination or expiration of this Agreement, in whole or in part, or the expiration or termination of the Term.

     SECTION 6.5. Limitation of Liability. In no event shall any Party be liable for any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss of any kind, arising out of any breach of this Agreement, including breach of the Product Warranty, or any other obligations of any Party hereunder, or any use of the Products, and each Party hereby knowingly and expressly waives any claims or rights with respect thereto; provided, however, that in the event a Party is required to pay to a third-party claimant any special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss on any claim with respect to which such Party is indemnified by the other Party pursuant to this Agreement, such Party shall be entitled to indemnification from the other Party with respect to such third-party special, consequential, indirect, collateral, incidental or punitive damages or lost profits or failure to realize expected savings or other commercial or economic loss to the extent resulting from the indemnifiable acts or omissions of the other Party.

     SECTION 6.6. Insurance. Each of the Parties shall maintain general liability insurance covering their activities under this Agreement in accordance with prudent and customary commercial practices, in such amounts as shall be agreed upon from time to time by the Parties.

ARTICLE VII
TERM OF AGREEMENT; RENEWAL TERM; TERMINATION

     SECTION 7.1. Term of Agreement. Unless earlier terminated pursuant to Section 7.2, the term of this Agreement shall be perpetual.

     SECTION 7.2. Termination. Either Party may terminate this Agreement at any time upon prior written notice to the other at least one (1) year prior to the requested date of termination.

     SECTION 7.3. Rights Upon Termination. Following a termination of this Agreement, (a) all further rights and obligations of the Parties under this Agreement shall terminate, and (b) Buyer shall pay Manufacturer an amount equal to the remaining book value (determined in accordance with accounting principles generally accepted in the United States) of any equipment and tools purchased by Manufacturer after the Distribution Date for the purpose of complying with this Agreement. Notwithstanding the foregoing, the termination of this Agreement shall not affect the rights and obligations of the Parties arising prior to such expiration or termination; and provided further that the Parties shall not be relieved of (i) their respective obligations to pay monies due or which become due as of or subsequent to the date of expiration or termination, and (ii) any other respective obligations under this Agreement which specifically survive or are to be performed after the date of such expiration or termination, including the provisions of Article V and Section 6.3. Any Firm Order, including a Last-Time Buy Order, submitted prior to the expiration or termination of this Agreement shall be filled by Manufacturer pursuant to the terms hereof even if the delivery date is after expiration or termination

ARTICLE VIII
DISPUTE RESOLUTION

     SECTION 8.1. The terms and provisions of Article VIII of the Master Separation Agreement, relating to the procedures for resolution of any disputes between the parties, shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement, or the transactions contemplated hereby, mutatis mutandis.

ARTICLE IX
MISCELLANEOUS

     SECTION 9.1. Assignment. This Agreement and the rights and obligations of a Party hereunder shall be assignable or delegable, in whole or in part, (i) by Manufacturer without the consent of Buyer, to a Wholly-Owned Subsidiary of Manufacturer that succeeds to the conduct of the foil resistor business responsible for supplying the Products; (ii) by Buyer without the consent of Manufacturer, to a Wholly-Owned Subsidiary of Buyer; or (iii) by either Party, to any Person who is not a Wholly-Owned Subsidiary of a Party only with the prior written consent of the other Party; provided, however, that no such assignment shall relieve the assigning Party of liability for its obligations hereunder. The following actions shall not be deemed an assignment of this Agreement: (1) assignment or transfer of the stock of a Party, including by way of a merger, consolidation, or other form of reorganization in which outstanding shares of a Party are exchanged for securities, or (2) any transaction effected primarily for the purpose of (A) changing a Party’s state of incorporation or (B) reorganizing a Party into a holding company structure such that, as a result of any such transaction, such Party becomes a Wholly-Owned Subsidiary of a holding company owned by the holders of such Party’s securities immediately prior to such transaction. Any attempted assignment other than as provided herein shall be void. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the successors and permitted assigns of the Parties.

     SECTION 9.2. Force Majeure. The Parties shall not be liable for the failure or delay in performing any obligation under this Agreement (except pursuant to Section 6.4) if and to the extent such failure or delay is due to (i) acts of God; (ii) weather, fire or explosion; (iii) war, invasion, riot or other civil unrest; (iv) governmental laws, orders, restrictions, actions, embargoes or blockages; (v) action by any regulatory authority which prohibits the manufacture, sale or distribution of the Products, except to the extent due to Manufacturer’s breach of its obligations hereunder; (vi) regional, national or foreign emergency; (vii) injunction, strikes, lockouts, labor trouble or other industrial disturbances; (viii) shortage of adequate fuel, power, materials, or transportation facilities; or (ix) any other event which is beyond the reasonable control of the affected Party; provided, however, that the Party affected shall promptly notify the other Party of the force majeure condition and shall exert its reasonable commercial efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

     SECTION 9.3. Intellectual Property. All Intellectual Property owned or created by a Party shall remain its sole and exclusive property, and the other Party shall not acquire any rights therein by reason of this Agreement.

     SECTION 9.4. Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties with respect to such subject matter. No agreements or understandings exist between the parties other than those set forth or referred to herein or therein. If any provision of this Agreement or the application thereof to any Party or circumstance shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Law. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision with a provision that, to the extent permitted by Applicable Law, achieves the purposes intended under the invalid or unenforceable provision.

     SECTION 9.5. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

     SECTION 9.6. Consent to Jurisdiction. Subject to the provisions of Article VIII, each of the Parties irrevocably submits to the jurisdiction of the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan for the purposes of any suit, action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section 9.16. Each of the parties further agrees that service of process, summons or other document by U.S. registered mail to such parties address as provided in Section 9.10 shall be effective service of process for any action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 9.6. Each of the parties irrevocably waives any objection to venue in the federal and state courts located in Philadelphia, Pennsylvania and the City of New York, Borough of Manhattan of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby for which it has submitted to jurisdiction pursuant to this Section 9.6, and waives any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     SECTION 9.7. Independent Contractor. Nothing contained in this Agreement shall constitute a Party as a partner, employee or agent of the other Party, nor shall any Party hold itself out as such. Neither Party shall have the right or authority to incur, assume or create, in writing or otherwise, any warranty, Liability or other obligation of any kind, express or implied, in the name or on behalf of the other Party, and each Party is and shall remain an independent contractor, responsible for its own actions. Except as otherwise explicitly provided herein, each Party shall be responsible for its own expenses incidental to its performance of this Agreement.

     SECTION 9.8. Set-Off. The obligation of Buyer to pay the purchase price for Products shall be unconditional, except as provided in this Agreement, and shall not be subject to any defense, setoff, counterclaim or similar right against Manufacturer or any of its Affiliates that could be asserted by Buyer or any of its Affiliates under any other contract, agreement, arrangement or understanding or otherwise under Applicable Law.

     SECTION 9.9. Waivers. No claim or right arising out of or relating to a breach of any provision of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved Party. Any failure by any Party to enforce at any time any provision under this Agreement shall not be considered a waiver of that Party’s right thereafter to enforce each and every provision of this Agreement.

     SECTION 9.10. Notices. All notices, demands and other communications required to be given to a Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by a nationally recognized overnight courier, transmitted by facsimile, or mailed by registered or certified mail (postage prepaid, return receipt requested) to such Party at the relevant street address or facsimile number set forth below (or at such other street address or facsimile number as such Party may designate from time to time by written notice in accordance with this provision):

          If to Manufacturer, to:

               Vishay S.A.
               c/o Vishay Intertechnology, Inc.
               63 Lancaster Avenue
               Malvern, PA 19355-2120
Attention:	Dr. Lior E. Yahalomi
Telephone:	610-644-1300
Facsimile:	610-889-2161

          with a copy to:

               Kramer Levin Naftalis & Frankel LLP
               1177 Avenue of the Americas
               New York, NY 10036
Attention:	Ernest S. Wechsler, Esq.
Telephone:	212-715-9100
Facsimile:	212-715-8000

          If to Buyer, to:

               Vishay Precision Foil VPG GmbH
               c/o Vishay Precision Group, Inc.
               3 Great Valley Parkway
               Malvern, PA 19355-1307
Attention:	William M. Clancy
Telephone:	(484)-321-5300
Facsimile:	(484)-321-5301

          with a copy to:

               Pepper Hamilton LLP
               3000 Two Logan Square
               Eighteenth and Arch Streets
               Philadelphia, Pennsylvania 19103-2799
Attention:	Barry Abelson, Esq.
Telephone:	215-981-4000
Facsimile:	215-981-4750

          Any notice, demand or other communication hereunder shall be deemed given upon the first to occur of: (i) the fifth (5th) day after deposit thereof, postage prepaid and addressed correctly, in a receptacle under the control of the United States Postal Service; (ii) transmittal by facsimile transmission to a receiver or other device under the control of the party to whom notice is being given; (iii) actual delivery to or receipt by the party to whom notice is being given or an employee or agent thereof; or (iv) one (1) day after delivery to an overnight carrier.

     SECTION 9.11. Headings. The headings contained herein are included for convenience of reference only and do not constitute a part of this Agreement.

     SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered or transmitted by facsimile, e-mail or other electronic means, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. A facsimile or electronic signature is deemed an original signature for all purposes under this Agreement.

     SECTION 9.13. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

     SECTION 9.14. Waiver of Default.

          (a) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or the parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party.

          (b) Waiver by any party of any default by the other party of any provision of this Agreement shall not be construed to be a waiver by the waiving party of any subsequent or other default, nor shall it in any way affect the validity of this Agreement or any party hereof or prejudice the rights of the other party thereafter to enforce each and ever such provision. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     SECTION 9.15. Amendments. No provisions of this Agreement shall be deemed amended, modified or supplemented by any Party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such amendment, supplement or modification.

     SECTION 9.16. Specific Performance. The Parties agree that the remedy at law for any breach of this Agreement may be inadequate, and that, as between Manufacturer and Buyer, any Party by whom this Agreement is enforceable shall be entitled to seek temporary, preliminary or permanent injunctive or other equitable relief with respect to the specific enforcement or performance of this Agreement. Such Party may, in its sole discretion, apply to a court of competent jurisdiction for such injunctive or other equitable relief as such court may deem just and proper in order to enforce this Agreement as between Manufacturer and Buyer, or the members of their respective Groups, or prevent any violation hereof, and, to the extent permitted by Applicable Law, as between Manufacturer and Buyer, each Party waives any objection to the imposition of such relief.

     SECTION 9.17. Waiver of jury trial. Subject to Article VIII, each of the Parties hereby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any court proceeding directly or indirectly arising out of and permitted under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties hereby (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this agreement and the transactions contemplated by this agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.17.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

MANUFACTURER:

VISHAY S.A.

By:	/s/ Denis Maugest
Name: Denis Maugest
Title: Directeur General

BUYER:

VISHAY PRECISION FOIL GMBH

By:	/s/ Kai Karstensen
Name: Kai Karstensen
Title: General Manager

EXHIBIT A

Products: Finished RCK Hi rel foil resistor products

[***]

Portions of this exhibit were omitted and filed separately with the Secretary of the
Securities and Exchange Commission pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the
Securities Exchange Act of 1934. Such portions are marked by [***].

A-1